Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PLANET HOLLYWOOD INTERNATIONAL, INC.

(“Parent”)

BUCA FINANCING, LLC

(“Purchaser”)

and

BUCA, INC.

(the “Company”)

Dated as of August 5, 2008

i

ANNEX

Annex I	Conditions to the Offer

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 5, 2008, by and among Planet Hollywood International, Inc., a Delaware corporation (“Parent”), BUCA Financing, LLC, a Florida limited liability company and an indirect wholly owned subsidiary of Parent (“Purchaser”), and BUCA, Inc., a Minnesota corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 9.5; the location of the definitions for certain other defined terms is set forth in Section 9.6.

WHEREAS, each of Parent and the Board of Directors of each of Purchaser and the Company has approved, and the Board of Directors of each of Purchaser and the Company deems it advisable and in the best interests of each respective corporation and its shareholders to consummate, the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Purchaser has agreed, on the terms and subject to the conditions set forth in this Agreement, to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock” and the shares of the Common Stock being referred to collectively as the “Shares”), at a price per Share of $0.45 (such price or any higher price per Share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any withholding of Taxes required by applicable law, net to the seller in cash without interest;

WHEREAS, following the consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the Offer and the other transactions contemplated by this Agreement, collectively, the “Transactions”), in accordance with the Minnesota Business Corporation Act (the “MBCA”), the Florida Limited Liability Company Act, and in accordance therewith each issued and outstanding Share not owned directly or indirectly by Parent, Purchaser or any Company Subsidiary and not constituting Dissenting Shares will be converted into the right to receive the Offer Price in cash without interest, subject to any withholding of Taxes required by applicable law, in accordance with the terms hereof;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”), on the terms and subject to the conditions set forth in this Agreement, has (i) determined that the Transactions are advisable and in the best interests of the Company’s shareholders, (ii) approved this Agreement and the Transactions, including the Offer and the Merger, and (iii) determined to recommend that the Company’s shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, to the extent applicable, approve and adopt this Agreement;

WHEREAS, each of Parent and the Board of Directors of Purchaser has, on the terms and subject to the conditions set forth in this Agreement, approved this Agreement and the Transactions, including the Offer and the Merger, and the Board of Directors of Purchaser has determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable; and

WHEREAS, Parent, Purchaser and the Company desire to (i) make certain representations and warranties in connection with the Offer and the Merger, (ii) make certain covenants and agreements in connection with the Offer and the Merger, and (iii) prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in paragraph (b) of Annex I shall exist or have occurred and be continuing, as promptly as practicable (and in any event within five business days) after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Offer to purchase for cash all outstanding Shares at the Offer Price.

(b) Promptly after the latest of (i) the earliest date as of which Purchaser is permitted under applicable law to accept for payment Shares validly tendered and not withdrawn pursuant to the Offer, (ii) the earliest date as of which each of the conditions and requirements set forth in Annex I (the “Offer Conditions”) has been satisfied or waived by Parent or Purchaser, and (iii) the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares (without interest) validly tendered and not withdrawn pursuant to the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered and not withdrawn pursuant to the Offer shall be subject only to the satisfaction, or waiver by Parent or Purchaser, of each of the Offer Conditions (and shall not be subject to any other conditions).

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains, among other things, the terms set forth in this Agreement, the Minimum Condition and the other conditions and requirements set forth in Annex I. Parent and Purchaser expressly reserve the right to (x) increase the Offer Price and (y) waive any Offer Conditions and make any other changes to the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, neither Parent nor Purchaser shall (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought to be purchased in the Offer, (iv) impose conditions or requirements to the Offer that are different than or in addition to the Offer Conditions, (v) change or waive the Minimum Condition, (vi) amend or modify any of the Offer Conditions in a manner that adversely affects, or reasonably could adversely affect, the holders of Shares, or (vii) extend or otherwise change the expiration date of the Offer other than as required or permitted by this Agreement.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with the terms of this Agreement, the date to which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended pursuant to and in accordance with the terms of this Agreement, is referred to as the “Expiration Date”).

(e) The Offer shall be extended from time to time as follows:

(i) If on or prior to any then scheduled Expiration Date all of the Offer Conditions (including the Minimum Condition) shall not have been satisfied or waived by Parent or Purchaser (if permitted hereunder), then Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for one or more successive periods of not more than 10 business days each in order to permit the satisfaction of such conditions, each until the earlier of (x) the termination of this Agreement pursuant to Section 8.1 and (y) the date that is 90 days after commencement of the Offer (the “Outside Date”); and

(ii) Purchaser shall extend the Offer for any period or periods required by any then applicable law, rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or NASDAQ or its staff.

(f) If necessary to obtain sufficient Shares to reach the Short-Form Threshold, Purchaser may, in its sole discretion, provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act. Notwithstanding the foregoing, in the event that more than 80% of the then outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer following the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act of at least 10 business days immediately following the Expiration Date; provided, that Purchaser shall not be required to make available such a subsequent offering period in the event that, prior to the commencement of such subsequent offering period, Parent, Purchaser and their respective related organizations (as defined in Section 302A.011, Subd. 25, of the MBCA), in the aggregate, own more than 90% of the outstanding Shares. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Shares that are validly tendered and not withdrawn pursuant to the Offer during such subsequent offering period promptly after any such Shares are tendered during such subsequent offering period. The Offer Documents will provide for the possibility of a subsequent offering period in a manner consistent with the terms of this Section 1.1(f).

(g) Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 8.1. In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer.

(h) On the date of the commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Purchaser shall (and Parent shall cause Purchaser to) file with the SEC, pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by the Exchange Act. Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Purchaser agree to use all reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review any such written responses and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. If Purchaser terminates or withdraws the Offer, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.

(i) Purchaser shall (and Parent shall cause Purchaser to) timely file with the Commissioner of Commerce of the State of Minnesota a registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes and shall disseminate the registration statement as required by Chapter 80B of the Minnesota Statutes. The Company and Purchaser shall (and Parent shall cause Purchaser to) promptly file with the Commissioner of Commerce of the State of Minnesota all materials referred to in Section 80B.04 of the Minnesota Statutes.

(j) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination or other like change with respect to Common Stock occurring on or after the date of this Agreement and prior to the Acceptance Time, if any.

Section 1.2 Company Actions.

(a) Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.3(d) and Section 5.4(c), contain the Company Recommendation. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company agrees to use all reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of the most recent practicable date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of the Shares, and shall promptly furnish Purchaser with such information and assistance (including lists of holders of the Shares, updated promptly from time to time upon Purchaser’s request, and their addresses, mailing labels and lists of security positions) as Purchaser or its agent reasonably may request for the purpose of communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions, Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer, the Merger and the other Transactions, and, if this Agreement shall be terminated, shall promptly deliver to the Company the original and all copies of such information.

Section 1.3 Board of Directors.

(a) Upon Purchaser accepting for payment and paying for any Shares tendered and not withdrawn pursuant to the Offer (the “Acceptance Time”), and at all times thereafter, subject to compliance with applicable law and the then applicable Marketplace Rules of The NASDAQ Stock Market LLC (the “NASDAQ”), Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of (i) the total number of directors on the Company Board of Directors (after giving effect to the directors appointed as a result of designations by Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their affiliates bears to the total number of Shares then outstanding (disregarding any unvested and unexercisable Company Options and all other unvested rights to acquire shares of the Common Stock). As used in this Agreement, the term “beneficial ownership” (and its correlative terms) shall have the meanings assigned to such terms in Rule 13d-3 under the Exchange Act. The Company shall, upon any exercise of such right by Purchaser, (A) take all such actions as are necessary or desirable to appoint to the Company Board of Directors the individuals designated by Purchaser and permitted to be so designated by the first sentence of this Section 1.3(a), including promptly filling vacancies or newly created directorships on the Company Board of Directors, promptly increasing the size of the Company Board of Directors (including by action of the Company Board of Directors and by the amendment of the Company Bylaws, if necessary, so as to increase the size of the Company Board of Directors) and/or promptly seeking the resignations of such number of its incumbent directors as are necessary or desirable to enable Purchaser’s designees to be so appointed to the Company Board of Directors, and (B) use its reasonable best efforts to cause Purchaser’s designees to be so elected at such time. The Company shall, upon Purchaser’s request following the Acceptance Time, also cause Persons designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of the members of (I) each committee of the Company Board of Directors, (II) each board of directors (or similar body) of each Company Subsidiary, and (III) each committee (or similar body) of each such board of directors (or similar body), in each case to the extent permitted by applicable law and the then applicable NASDAQ Marketplace Rules. From and after the Acceptance Time and until the Effective Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by NASDAQ Marketplace Rule 4350(c)(5) if applicable and make all necessary filings and disclosures associated with such status. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3(a), including mailing to shareholders (together with the Schedule 14D-9) the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to enable Purchaser’s designees to be appointed to the Company Board of Directors. Purchaser shall supply the Company with information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and affiliates to the extent required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

(b) In the event that Purchaser’s designees are appointed to the Company Board of Directors pursuant to Section 1.3(a), then, until the Effective Time, the Company shall cause the Company Board of Directors to maintain at least such number of “independent directors,” as defined by the NASDAQ Marketplace Rules, as may be required by the applicable NASDAQ Marketplace Rules or the federal securities laws, at least one of whom shall be an “audit committee financial expert,” as defined in Item 401(h) of SEC Regulation S-K and the instructions thereto (any such “independent directors” as of the date of this Agreement (and their successors as provided below), the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company, Purchaser and Parent shall take all necessary action (including creating a committee of the Company Board of Directors) so that the entire Company Board of Directors shall be entitled to appoint another Person or Persons to fill such vacancy or vacancies, and such Person or Persons thereafter shall be deemed to be a Continuing Director for purposes of this Agreement, provided, however, that if a majority of the Continuing Directors then in office did not approve such Person or Persons, then such Person or Persons shall not be deemed to be a Continuing Director. If no Continuing Director then remains, the other directors shall appoint Persons to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Purchaser’s designees constitute a majority of the Company Board of Directors after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Company Board of Directors or the shareholders of the Company as may be required by the Amended and Restated Articles of Incorporation of the Company, as amended (the “Company Charter”), the Amended and Restated Bylaws of the Company (the “Company Bylaws”, and together with the Company Charter, the “Company Governing Documents”) or applicable law) be required (i) for the Company to amend or terminate this Agreement, (ii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder, or to take any action hereunder, or (iii) to amend the Company Governing Documents, in each case if such action adversely affects, or reasonably could adversely affect, the holders of Shares (other than Parent or Purchaser); provided, that Purchaser and Parent shall take all actions as may be necessary to give effect to the foregoing. At all times subsequent to the date of this Agreement and prior to the Effective Time, the Continuing Directors (including those directors deemed to be Continuing Directors by virtue of this Section 1.3) shall, without any further action by the Company or the Company Board of Directors, constitute a committee of the Company Board of Directors (which committee of the Company Board of Directors has been established as of the date of this Agreement by action of the Company Board of Directors) and all actions contemplated by this Agreement to be taken by the Continuing Directors or a designated percentage of the Continuing Directors shall be taken, and shall be deemed to have been taken, by such Continuing Directors acting as a committee of the Company Board of Directors.

Section 1.4 Option to Acquire Additional Shares.

(a) The Company hereby grants to Purchaser an option (the “Top-Up Option”), exercisable in accordance with this Section 1.4, to purchase the number of Shares (the “Top-Up Option Shares”) equal to the number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Purchaser immediately prior to the exercise of the Top-Up Option, shall constitute one share more than 90% of the number of Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a purchase price per Top-Up Option Share equal to the Offer Price; provided, however, that (i) the Top-Up Option shall be exercisable only once, at such time as Parent and Purchaser, directly or indirectly, own at least 50% of the total number of Shares then outstanding and on or prior to the 20th business day after the Expiration Date and has otherwise purchased all Shares validly tendered in the Offer; (ii) in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the lesser of (x) the Company’s then authorized and unissued Shares (excluding as authorized and unissued shares of Common Stock, for purposes of this Section 1.4, any Shares reserved for issuance) or (y) the maximum number of Shares issuable without shareholder approval pursuant to any NASDAQ National Market rules then applicable the Company; (iii) Purchaser shall, concurrently with the exercise of the Top-Up Option, give written notice to the Company that as promptly as practicable following such exercise, Purchaser intends to consummate the Merger; (iv) the Top-Up Option may not be exercised if any provision of applicable law or any judgment, injunction, order or decree of any Governmental Entity shall prohibit, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Entity or the Company’s shareholders in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, which action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, as applicable; and (v) the Top-Up Option may not be exercised unless, immediately after such exercise and issuance of the Top-Up Option Shares, Purchaser will hold at least one share more than 90% of the number of Shares then outstanding. The Top-Up Option shall terminate concurrently with the termination of this Agreement. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable law, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

(b) If Purchaser wishes to exercise the Top-Up Option, Purchaser shall send written notice to the Company specifying the place for the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”), and a date not earlier than one business day or later than five business days after the date of such notice. At the Top-Up Closing, subject to the terms and conditions of this Agreement, (i) the Company shall deliver to Purchaser a certificate or certificates indicating the applicable number of Top-Up Option Shares, and (ii) Purchaser shall purchase each Top-Up Option Share from the Company at the Offer Price. Payment by Purchaser of the purchase price for the Top-Up Option Shares will be made by delivery of immediately available funds by wire transfer to an account designated by the Company.

(c) Parent and Purchaser acknowledge that the Top-Up Option Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

Section 1.5 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the MBCA, at the Effective Time the Company and Purchaser shall consummate the Merger pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the MBCA, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes referred to herein as the “Surviving Corporation.” The Merger shall have the effects set forth in the MBCA.

Section 1.6 Effective Time. Parent, Purchaser and the Company shall cause appropriate articles of merger (the “Articles of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Minnesota in accordance with the relevant provisions of the MBCA. The Merger shall become effective at the time the Articles of Merger are filed with the Secretary of State of the State of Minnesota or at such later date and time as is agreed upon by the parties hereto and specified in the Articles of Merger. The date and time at which the Merger shall become effective is referred to as the “Effective Time.”

Section 1.7 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Minneapolis time, on a date to be specified by the parties hereto, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), at Faegre & Benson LLP, 90 South Seventh Street, Minneapolis, Minnesota 55402, unless another date, time or place is agreed to in writing by the parties hereto.

Section 1.8 Directors and Officers of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation from and after the Effective Time, in each case until their respective successor has been duly appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws. The Company shall use all reasonable efforts to cause all directors of the Company, other than those directors, if any, as shall be designated by Parent or Purchaser in writing prior to the Effective Time, to resign immediately before the Effective Time.

Section 1.9 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the

Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement and the Transactions, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm of record or otherwise any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation, or otherwise to carry out this Agreement and the Transactions.

Section 1.10 Shareholders’ Meeting. If approval of the shareholders of the Company is required under the MBCA to consummate the Merger:

(a) As promptly as practicable following the Acceptance Time and the expiration of any subsequent offering period provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, and in any event within 14 days after the Acceptance Time and the expiration of such subsequent offering period provided by Purchaser pursuant to and in accordance with this Agreement, the Company shall prepare and file with the SEC in preliminary form a proxy or information statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required solicitation materials or information, the “Proxy Statement”) relating to the Merger and this Agreement; provided, that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes thereto suggested by Parent, Purchaser and their counsel. Subject to the provisions of Section 5.4(c), the Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that shareholders of the Company vote in favor of the approval and adoption of this Agreement in accordance with the MBCA. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes thereto suggested by Parent, Purchaser and their counsel. The Company, Parent and Purchaser agree to correct promptly any information in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as contemplated by Section 1.10(b)(ii), mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff). The Company shall use its reasonable best efforts to obtain from its shareholders the approval of the shareholders of the Company in favor of the adoption and approval of this Agreement and the consummations the Transactions.

(b) The Company, acting through (or upon authorization by) the Company Board of Directors, shall, in accordance with and subject to the requirements of the Company Governing Documents and applicable law:

(i)(A) as promptly as practicable following the Acceptance Time and the expiration of any subsequent offering period provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, duly set a record date for, call and give notice of a special meeting of its shareholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Purchaser), and (B) as promptly as practicable following the Acceptance Time and the expiration of any subsequent offering period provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, convene and hold the Special Meeting;

(ii) cause the definitive Proxy Statement to be mailed to its shareholders as promptly as practicable after the date that the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement; and

(iii) use its reasonable best efforts to secure any approval in favor of the approval and adoption of the Agreement by the shareholders of the Company that is required by the Company Governing Documents and the MBCA and any other applicable law to effect the Merger, including reaffirming its recommendation for approval and adoption of the Agreement at the Special Meeting.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of their respective affiliates in favor of the approval and adoption of this Agreement and to deliver or provide, in its capacity as a shareholder of the Company or otherwise, any other approvals that are required by the MBCA and any other applicable law to effect the Merger.

Section 1.11 Merger Without Meeting of Shareholders. Notwithstanding the terms of Section 1.10, in the event that Parent, Purchaser and their respective related organizations (as defined in Section 302A.011, Subd. 25, of the MBCA) shall own, in the aggregate, at least 90% of the outstanding Shares (the “Short-Form Threshold”), following the Acceptance Time and the expiration of any subsequent offering period provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, Parent shall cause the Merger to become effective as promptly as practicable thereafter, without a meeting of shareholders of the Company, in accordance with Section 302A.621 of the MBCA.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or membership interests of Purchaser (the “Purchaser Membership Interests”), the manner and basis of converting the Shares and the Purchaser Membership Interests shall be as follows:

(a) Each share of Purchaser Membership Interests issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which will constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

(b) All Shares that are owned by Parent, Purchaser or any of their respective Subsidiaries or by any Company Subsidiary shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest, subject to deduction for any required withholding of Tax (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate formerly representing any such Shares shall cease to have any rights with respect thereto, other than the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2.

(d) The Merger Consideration shall be adjusted appropriately in the event the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding immediately prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into the Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination or other like change with respect to the Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

Section 2.2 Exchange of Certificates.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company that is reasonably acceptable to the Company to act as the payment agent in connection with the Merger (the “Paying Agent”). Prior to the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to this Agreement (such cash being referred to as the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, that such investment shall be in (i) direct obligations of, or guaranteed by, the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, or (iii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition, pending payment thereof by the Paying Agent to the holders of the Shares; provided, that no gain or loss thereon shall affect the amounts payable to the holders of Shares following the Effective Time and Parent shall promptly deposit additional cash into the Payment Fund in an amount that is equal to the deficiency in the amount of cash required to satisfy fully all such cash payment obligations. Earnings (including interest and other income) resulting from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) The Paying Agent shall, within two business days following the Effective Time, mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and whose Shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent in accordance with the terms of the letter of transmittal, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. Such payment shall be made to the holder of record within two business days of receipt of a duly executed letter of transmittal by the Paying Agent and shall be made by either bank check or electronic wire transfer, at the option of the holder of record. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent to payment that (x) the Certificate so surrendered shall be properly endorsed or otherwise shall be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

(c) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable law. If, after the

Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, then such Certificates shall be cancelled and exchanged as provided in this Article II.

(d) At any time following six months after the Effective Time, the Paying Agent shall deliver to Parent any portion of the Payment Fund (including any proceeds of any investment thereof) made available to the Paying Agent and not disbursed (or for which disbursement is pending) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, together with a duly executed letter of transmittal, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any holder of a Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Notwithstanding anything in this Agreement to the contrary, Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall each be entitled to deduct and withhold from the relevant Merger Consideration, Offer Price or any other amounts otherwise payable pursuant to this Agreement to any holder of Shares such amounts that Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, case the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

(f) In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall make payment in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a written indemnity agreement reasonably satisfactory to Parent and, if reasonably deemed advisable by Parent, a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held of record or beneficially by a Person who has not voted in favor of approval and adoption of this Agreement and who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Appraisal Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Appraisal Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration.

(b) The Company shall serve prompt notice to Parent of any demands received by the Company for Appraisal Rights with respect to any Shares, withdrawals of such demands and any other instruments served on the Company in relation to the Dissenting Shares or Appraisal Rights, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4 Treatment of Options, Stock Appreciation Units, Restricted Stock and the ESPP.

(a) To the extent requested by Parent prior to the Effective Time, the Company shall terminate the Company Stock Plans effective immediately prior to the Effective Time. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) each holder of an option to purchase Shares, whether granted under the Company Stock Plans or otherwise, other than an option granted under the ESPP, that is outstanding and unexercised at the Effective Time (whether vested or unvested) (each, a “Company Option”) shall be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Company Option, an amount in cash, without interest, equal to the excess, if any, of (1) the Merger Consideration over (2) the per share exercise price of such Company Option, multiplied by the number of Shares subject to such Company Option as of the Effective Time (the “Option Cash Payment”) and (ii) each Company Option shall cease to represent an option to purchase Shares, shall no longer be outstanding and shall automatically cease to exist and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment.

(b) Upon consummation of the Offer, each stock appreciation unit or right referencing, based on or with respect to, the Shares, whether granted under the Company Stock Plans or otherwise and whether settled in Shares or cash that is outstanding and unexercised upon the consummation of the Offer (whether vested or unvested) (each, a “Stock Appreciation Unit”) shall be cancelled and, in exchange for such cancellation, each holder of a cancelled Stock Appreciation Unit shall be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Stock Appreciation Unit, an amount in cash, without interest, equal to the excess, if any, of (i) the Merger Consideration over (ii) the base price per share of such Stock Appreciation Unit, multiplied by the number of Shares subject to such Stock Appreciation Unit as of consummation of the Offer (the “SAR Cash Payment”) and as of the consummation of the Offer each Stock Appreciation Unit shall cease to represent a unit or right with respect to the Shares, shall no longer be outstanding and shall automatically cease to exist, and each holder shall cease to have any rights with respect thereto, except the right to receive the SAR Cash Payment.

(c) The Company shall take all actions necessary so that each share of Restricted Stock which is outstanding immediately prior to the Effective Time shall vest as of the Effective Time and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration in accordance with Section 2.1(c).

(d) All amounts payable pursuant to this Section 2.4 shall be paid without interest and shall be net of all applicable withholding Taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the Company Options, Stock Appreciation Units and/or Restricted Stock, as applicable, in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

(e) The Company shall not (i) commence any new purchase periods under the Company’s Employee Stock Purchase Plan (the “ESPP”) after the date of this Agreement or (ii) permit participants in the purchase period in effect on the date of this Agreement to increase the rate of payroll deductions with respect to such purchase period following the date of this Agreement.

(f) The Company shall amend each Company Stock Plan to preclude any automatic or formulaic grant of options or other awards thereunder on or after the date hereof.

(g) Prior to the Effective Time, and except as provided in Section 3.2(c) of the Company Disclosure Schedule, the Company and the Company Board of Directors shall take all actions necessary to effectuate the provisions of this Section 2.4.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in (i) the Company’s disclosure schedule delivered to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) or (ii) the Company SEC Documents filed with or furnished to the SEC before the date of this Agreement (to the extent such disclosure does not constitute a risk factor (other than factual information contained in any such risk-factor disclosure)), the Company represents and warrants to Parent and Purchaser as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made.

Section 3.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company previously has provided or made available to Parent and Purchaser prior to the execution of this Agreement true and complete copies of the Company Governing Documents. The Company is in compliance with the terms of the Company Governing Documents and all Company Governance Documents are in full force and effect.

(b) Each of the Company’s Subsidiaries (the “Company Subsidiaries”), together with the jurisdiction of organization of each such Company Subsidiary, is listed on Section 3.1(b) of the Company Disclosure Schedule. Each Company Subsidiary is a corporation, partnership, limited liability company, trust or other organization duly incorporated or organized, validly existing and, to the extent applicable, in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries free and clear of any Liens. Other than the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any equity or other ownership interest in any Person.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 5,000,000 shares of undesignated capital stock, (the “Undesignated Stock”). As of July 31, 2008, 21,408,901 shares of Common Stock were outstanding and no shares of Undesignated Stock were issued and outstanding.

(b) As of July 31, 2008, 1,433,958 shares of Common Stock were reserved for issuance under the Company Stock Plans (exclusive of Company Options and Stock Appreciation Units disclosed on Section 3.2(c) of the Company Disclosure Schedule).

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Company Stock Plans, all outstanding Company Options, Stock Appreciation Units and Restricted Stock, including the name of the holder, the name of the relevant Company Stock Plan, the number of Shares subject thereto, the date of grant and the exercise or base price, as applicable. All of the outstanding shares of the Common Stock have been, and all Shares that may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. No Shares may be issued pursuant to the exercise of any Stock Appreciation Units. Other than the Company Options, Restricted Stock and Stock Appreciation Units that are set forth on Schedule 3.2(c), no other equity-based awards are held by any current or former officers, directors, employees or independent contractors of the Company or any Company Subsidiary. Consent of the holders of Company Options or Stock Appreciation Units is not required to effectuate the cancellation and exchange of Company Options and Stock Appreciation Units contemplated by Section 2.4.

(d) As of the date of this Agreement:

(i) except as set forth in Section 3.2(d)(i) of the Company Disclosure Schedule, there are no shares of capital stock or partnership interests of any Company Subsidiary authorized, designated, issued or outstanding;

(ii) except as set forth in Section 3.2(d)(ii) of the Company Disclosure Schedule, there are no (x) options, warrants, restricted stock, restricted stock units, stock appreciation rights or units, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or any securities convertible or exchangeable into or exercisable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, restricted stock, restricted stock unit, stock appreciation rights or units, call, preemptive right, subscription or other right, agreement, arrangement or commitment (together with any other equity interest of the Company or any Company Subsidiary, collectively, “Equity Interests”) or (y) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary;

(iii) except as set forth in Section 3.2(d)(iii) of the Company Disclosure Schedule, there are no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of the Company or any Company Subsidiary;

(iv) there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible or exchangeable into or exercisable for securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding; and

(v) there are no voting trusts or other agreements to which the Company is a party with respect to the voting of the Company’s Common Stock.

Section 3.3 Indebtedness. Except as set forth in Section 3.3 of the Company Disclosure Schedule, no Indebtedness of the Company or any of the Company Subsidiaries contains any restriction upon (A) the prepayment of any of such Indebtedness, (B) the incurrence of Indebtedness by the Company or any of the Company Subsidiaries, or (C) the ability of the Company or any of the Company Subsidiaries to grant any lien on its properties or assets. As used in this Agreement, “Indebtedness” means (1) all indebtedness for borrowed money, (2) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (3) all obligations under capital leases, (4) all obligations in respect of outstanding letters of credit and (5) all guarantee obligations.

Section 3.4 Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or the Transactions, except as set forth in this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.5 Board Approvals.

(a) The Company Board of Directors, at a meeting duly called and held, has

(i) determined that this Agreement, the Offer, the Merger and the other Transactions are advisable and in the best interests of the Company and the shareholders of the Company;

(ii) approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions;

(iii) approved this Agreement and the Transactions (including the Offer and the Merger); and

(iv) recommended that the shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and approve and adopt this Agreement if required by the MBCA to approve and adopt this Agreement.

(b) A committee of disinterested directors of the Company Board of Directors, at a meeting duly called and held, has

(i) approved this Agreement and the Transactions (including the Offer and the Merger), which approval, to the extent applicable, constituted approval under the provisions of Sections 302A.011, Subd. 38(h), and 302A.673, Subd. 1, of the MBCA, as a result of which this Agreement and the Transactions, including the Offer and the Merger and the other Transactions, are not and will not be subject to the restrictions on control share acquisitions or business combinations under the provisions of Sections 302A.671 and 302A.673, respectively, of the MBCA; and

(ii) recommended to the Company Board of Directors that the Company Board of Directors approve this Agreement and the Transactions (including the Offer and the Merger).

(c) No further corporate action is required by the Company Board of Directors, pursuant to the MBCA or otherwise, in order for the Company to approve and adopt this Agreement or approve the Transactions, including the Offer and the Merger, subject, in the case of the Merger, to the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares, if required by applicable law, as contemplated by Section 1.10, which is the only vote of the Company shareholders that may be required for approval and adoption of this Agreement and the consummation of the Merger by the Company.

Section 3.6 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other Transactions or compliance by the Company with any of the provisions of this Agreement will:

(a) violate or conflict with or result in any breach of any provision of the Company Governing Documents or the comparable governing documents of any Company Subsidiary;

(b) except as set forth in Section 3.6 of the Company Disclosure Schedule, require any notice, report or other filing by the Company with, or the permit, authorization, registration, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, or foreign, federal, state, local or supranational entity (a “Governmental Entity”), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the MBCA or Chapter 80B of the Minnesota Statutes in connection with the Transactions, and (iii) the filing with the SEC and other regulatory approvals and filings which may be required of (A) the Schedule 14D-9, (B) a Proxy Statement if shareholder approval of the Merger is required by applicable law, (C) the information required by Rule 14f-1 promulgated under the Exchange Act, and (D) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Offer and the Merger;

(c) except as set forth in Section 3.6 of the Company Disclosure Schedule, automatically result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, Lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets is bound (the “Company Agreements”); or

(d) violate any order, writ, judgment, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets;

except in the case of clauses (b), (c) or (d) where (x) any failure to obtain such permits, authorizations, registrations, consents or approvals, (y) any failure to make such notices, reports or filings or (z) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Offer, the Merger and the other Transactions.

Section 3.7 Company SEC Documents and Financial Statements.

(a) The Company has filed with or furnished to (as applicable) the SEC all required forms, reports, schedules, statements and other documents since and including January 1, 2005, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents that the Company has filed with or furnished to the SEC, as have been amended, collectively, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents (i) did not (or with respect to the Company SEC Documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, except where the failure to comply with such requirements, rules or regulations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the “Financial Statements”), (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company in all material respects, (B) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (C) fairly present in all material respects the financial position and the results of operations and cash flows of the Company as of the times and for the periods referred to therein.

(b) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15 and 15d-15 promulgated under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 promulgated under the Exchange Act) to ensure that material information required to be disclosed by the Company in the Company SEC Documents filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. The Company’s management has completed its assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2007, and such assessment concluded that such controls were effective.

Section 3.8 Absence of Certain Changes.

(a) Except as contemplated by this Agreement and as set forth in Section 3.8 of the Company Disclosure Schedule, since December 31, 2007, the Company has only conducted its business in the ordinary course of business consistent with past practice.

(b) Since December 31, 2007, no facts, changes, events, developments or circumstances have occurred, arisen, come into existence or become known that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and neither the Company nor any of the Company Subsidiaries has taken any action or omitted to take any action that if taken or omitted to be taken after the date of this Agreement, would be prohibited by or would constitute a breach of the provisions of Sections 5.1(a)-(q).

Section 3.9 Absence of Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since December 31, 2007 in the ordinary course of business, (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions, (d) liabilities and obligations incurred under any Company Agreement other than liabilities or obligations due to breaches thereunder, and (e) for liabilities and obligations that are not, individually or the aggregate, material to the Company, the Company and the Company Subsidiaries are not subject to any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and the Company Subsidiaries (or in the notes thereto).

Section 3.10 Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity (collectively, a “Legal Proceeding”), pending against (or, to the Company’s knowledge, threatened against) the Company or any of the Company Subsidiaries, or to the Company’s knowledge, any executive officer or director of the Company or any of the Company Subsidiaries (in their capacity as such) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is a party to or subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Offer, the Merger or any of the other Transactions.

Section 3.11 Employee Benefit Plans; ERISA.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all pension, profit sharing, retirement, profit sharing, deferred compensation, stock option, change in control, retention, employment, consulting, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, programs, agreements or arrangements, all medical, vision, dental or other health plans, all life insurance plans, and all other material employee benefit or fringe benefit plans programs, agreements or arrangements, including each “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, entered into or maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any liability (contingent or otherwise), in each case, for or to any current or former employees, directors or officers of the Company or any Company Subsidiary and/or their dependents (collectively, the “Benefit Plans”).

(b) All Benefit Plans that are intended to be qualified under to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a), or the plan is maintained on a prototype document set and the Company is entitled to rely on an opinion letter issued to the prototype sponsor as to the qualification of the plan, and, to the knowledge of the Company, and no fact, circumstance or event exists or has occurred that would adversely affect the qualification of any such plan unless the failure to be so qualified would not be reasonably expected to have a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(A) Each Benefit Plan and any related trust complies with and has been administered in compliance with, (A) the provisions of ERISA, (B) all applicable provisions of the Code, (C) all other applicable laws, and (D) its terms and the terms of any collective bargaining or collective labor agreements;

(B) There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than routine claims for benefits which are payable in the ordinary course;

(C) There has not been, and the consummation of the transactions contemplated hereby will not result in, any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan.

(D) No litigation has been commenced with respect to any Benefit Plan and, to the knowledge of the Company, no such litigation is threatened.

(E) There are no governmental audits, investigations or inquiries pending or, to the knowledge of the Company, threatened in connection with any Benefit Plan. With respect to each Benefit Plan for which financial statements are required, there has been no adverse change in the financial status of such Benefit Plan since the date of the most recent financial statements provided to Parent by the Company. All contributions, premiums and other payments required to be made with respect to any Benefit Plan have been made on or before their due dates under applicable law and the terms of such Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Benefit Plan that are not yet due adequate reserves are reflected on the consolidated balance sheet of Company included in the Annual Report on Form 10-K for the fiscal year ended December 30, 2007 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since December 30, 2007.

(F) No security interest in any assets of the Company or any ERISA Affiliate has been granted or lien exists under Section 412 of the Code or under ERISA.

(c) Neither the Company nor any ERISA Affiliate of the Company (i) has ever had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)); or (ii) has ever sponsored, maintained or contributed to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Code Section 4980B or similar state law).

(d) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any plan subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by the Company, any Company Subsidiary or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company, any Company Subsidiary or any ERISA Affiliate of incurring a liability thereunder.

(e) All reports, returns and similar documents with respect to all Benefit Plans required to be filed by the Company or any Company Subsidiary with any Governmental Entity or distributed to any Benefit Plan participant have in all material respects been duly and timely filed or distributed.

(f) Section 3.11(f) of the Company Disclosure Schedule discloses each Benefit Plan that is an employee welfare benefit plan which is (i) unfunded or self-insured or (ii) funded through a “welfare benefit fund,” as such term is defined in Code Section 419(e), or other funding mechanism other than insurance. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without liability (other than benefits then payable under such plan with regard to claims incurred prior to such amendment or termination) to the Company or any Company Subsidiary at any time. The Company complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(g) Section 3.11(g) of the Company Disclosure Schedule discloses: (i) each agreement that provides for the payment of any bonus, severance, retention bonus, change in control payment or benefit, unemployment compensation, deferred compensation, or forgiveness of indebtedness that is or may become due and payable to any current or former employee, officer or director of Company or any Company Subsidiary as a result of the execution, delivery or shareholder approval of this Agreement (or the consummation of the Transactions), either alone or in conjunction with any other event; (ii) any increase in the amount or value of any benefit otherwise payable to any current or former employee, officer or director of Company or any Company Subsidiary as a result of the execution, delivery or shareholder approval of this Agreement or the consummation of the Transactions, either alone or in conjunction with any other event; (iii) each agreement that provides for any acceleration of the time of payment or vesting of any such benefits to any current or former employee, officer or director of Company or any Company Subsidiary as a result of the execution, delivery or shareholder approval of this Agreement or the consummation of the Transactions, either alone or in conjunction with any other event; (iv) any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan in each case caused or triggered by the execution, delivery or shareholder approval of this Agreement or the consummation of Transactions, either alone or in conjunction with any other event; or (v) each agreement that provides for any tax gross-up, tax indemnification or similar payment based on a tax obligation pursuant to Section 4999 of the Code or of income taxes under the Code. Neither the execution, delivery or shareholder approval of this Agreement nor the consummation of the Transactions will, either alone or in conjunction with any other event, (1) result in any amount failing to be deductible by reason of Section 280G of the Code or (2) result in any limitation on the right of Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(h) No payment or benefit which has been, will or may be made by the Company with respect to any current or former employee located in the United States in connection with the execution, delivery and shareholder approval of this Agreement or the consummation of the Transactions would fail to be deductible under Section 162(m) of the Code.

(i) Correct and complete copies have been made available to Parent by the Company of all material Benefit Plans (including all amendments and attachments thereto); written summaries of any material Benefit Plan not in writing, all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the most recent annual information filings (Form 5500) and annual financial reports for those Benefit Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); all material written agreements and contracts relating to each Benefit Plan, including administrative service agreements and group insurance contracts; and the most recent summary plan descriptions for the Benefit Plans (where required) and in respect of Benefit Plans, the most recent actuarial valuation and any subsequent valuation or funding advice (where required, including draft valuations). Except as specifically provided in the foregoing documents made available to Parent, there are no amendments to any Benefit Plan that have been adopted or approved nor has Company or any Company Subsidiary taken substantial steps to make any such amendments or to adopt or approve any new Benefit Plan.

(j) The Company Board of Directors has determined that each of the members of the Compensation Committee of the Company Board of Directors (the “Compensation Committee”) are “independent directors” as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules and eligible to serve on the Compensation Committee under the Exchange Act and any applicable NASDAQ Marketplace Rules. On or prior to the date of this Agreement, the Compensation Committee approved each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) promulgated under the Exchange Act (an “Employment Compensation Arrangement”), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Employment Compensation Arrangements in accordance to Rule 14d-10(d)(2) promulgated under the Exchange Act.

(k) Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed and final Treasury Regulations issued thereunder and (2) Internal Revenue Service Notice 2005-1, all subsequent Internal Revenue Service Notices and other interim guidance on Section 409A of the Code. All Company Options and Stock Appreciation Units have been granted in compliance with the terms of the applicable Company Stock Plan, with applicable law, and with the applicable provisions of the Company Governing Documents as in effect at the applicable time, and all such Company Options and Stock Appreciation Units are accurately disclosed as required under applicable law in the Company SEC Documents, including the financial statements contained therein or attached thereto. In addition, the Company has not issued any Company Options pertaining to shares of Common Stock with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP.

(l) Neither the Company nor any Company Subsidiary is a party to or bound by any labor or collective bargaining agreement and, to the Company’s knowledge, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any Company Subsidiary or compel the Company or any Company Subsidiary to bargain with any such labor union, works council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of the Company, threatened and neither the Company nor any Company Subsidiary has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable laws, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment. During the past three years, none of the Company or any Company Subsidiary has engaged in any plant closing, workforce reduction, or other action which has resulted in or could reasonably be expected to result in liability under the Worker Adjustment Retraining and Notification Act or under any similar state, provincial or local law, and none of the Company or any Company Subsidiary has issued any notice that any such action is to occur in the future. As of date hereof, to the knowledge of the Company, none of the executive officers of the Company has given notice of termination of his/her employment or otherwise disclosed plans to terminate his/her employment.

Section 3.12 Taxes.

(a) Except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company and each Company Subsidiary has timely filed with the appropriate Governmental Entity all required federal and state income and other material Tax Returns. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by the Company and each Company Subsidiary on or before the date of this Agreement (whether or not shown on any Tax Returns) have been paid or are being contested in good faith through appropriate proceedings and adequate reserves have been maintained in accordance with GAAP. The Company and each Company Subsidiary currently is not the beneficiary of any extension of time within which to file any federal or state income or other material Tax Return.

(b) The unpaid Taxes of the Company and all the Company Subsidiaries (i) did not, as of the dates of the Financial Statements, materially exceed the reserve for Tax liability set forth on the face of the balance sheets contained in such Financial Statements and (ii) will not, as of the Closing Date, exceed the reserve for Tax liability after adjustments for the passage of time in accordance with the past custom and practice of each of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period ending after the Closing Date that is attributable to an action that is effective or made on or before the date of this Agreement, including as a result of any adjustment pursuant to Section 481 of the Code for a change in accounting method, any closing agreement or other agreement with respect to Taxes, or any installment sale or open transaction disposition.

(c) No deficiencies for material Taxes with respect to the Company or any Company Subsidiary have been claimed or proposed in writing or assessed by any Tax authority. There are no pending or, to the Company’s knowledge, threatened audits, assessments or other actions for or relating to any material liability in respect of Taxes of the Company or any Company Subsidiary. The Company and each Company Subsidiary has delivered or made available to Parent complete and accurate copies of all federal income Tax Returns and other material Tax Returns of the Company for Tax periods ended on or after December 31, 2002, and complete and accurate copies of all material examination reports and statements of deficiencies assessed against or agreed to by the Company and each Company Subsidiary relating to Taxes for which the applicable statute of limitations has not yet expired, with respect to Taxes of any type. Neither the Company nor any Company Subsidiary is or may be subject to a material amount of Tax in a jurisdiction in which the Company or any Company Subsidiary did not file a Tax Return in the prior year. No taxing authority has claimed, asserted or investigated whether the Company or any Company Subsidiary is subject to Tax in any other jurisdiction. The Company has not waived any statute of limitations in respect of federal or state income Taxes or other material Taxes or agreed to any extension of time with respect to a federal or state income Tax or any other material Tax assessment or deficiency.

(d) There are no Liens for Taxes upon the assets of the Company and each Company Subsidiary (other than with respect to Liens for Taxes not yet due and payable and for which adequate reserves have been maintained in accordance with GAAP).

(e) The Company and each Company Subsidiary has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) The Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(g) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502 – 6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise. Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return or any similar state, local or foreign group except as a member with the Company and each Company Subsidiary.

(h) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any Company Subsidiary (except for the allocation of Taxes set forth in leases, contracts and commercial agreements entered into in the ordinary course of business).

(i) Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) during the five-year period ending on the date of this Agreement in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies.

(j) Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “reportable transaction” for purposes of Section 6111 of the Code or Treasury Regulation Section 1.6011-4(b)(1), or analogous provisions of any state, local, or foreign Tax law.

Section 3.13 Material Contracts.

(a) Other than any “material contract” (as such term is defined in Item 601(b)(10) of SEC Regulation S-K) filed as an exhibit to the Company SEC Documents, Section 3.13 of the Company Disclosure Schedule lists each contract that is currently in effect, in which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound (each such contract, including any contract filed as an exhibit to the Company SEC Documents and any contract set forth in Section 3.13 of the Company Disclosure Schedule, being a “Company Material Contract”) (i) that is material to the business of the Company and the Company Subsidiaries taken as a whole and involving an amount in excess of $25,000.00, (ii) that purports to limit the right of the Company or any of the Company Subsidiaries to engage or compete in any activity or line of business or to compete with any Person or operate in any location, or (iii) that is a loan or credit agreement, mortgage, promissory note, indenture or other contract evidencing indebtedness for borrowed money in an amount in excess of $25,000.00 by the Company or any of the Company Subsidiaries. However, the definition of Material Contract shall not include any contract that (i) is terminable by the Company only and not the other party to the contract upon 30 days or less notice without penalty or (ii) is solely between or among the Company and one or more Company Subsidiaries or is solely between or among Company Subsidiaries. In addition, the definition of Material Contract shall not include Real Property Leases (which are the subject of, and covered under, Section 3.14).

(b) (i) Except as set forth in Section 3.13(b)(i) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, in any material respect, any Company Material Contract, (ii) none of the Company or any Company Subsidiary has received any claim of default under any Company Material Contract, and (iii) to the knowledge of the Company, no event has occurred that would result in a breach or violation of, or a default under, in any material respect, any Company Material Contract (in each case, with or without notice or lapse of time or both). Each Company Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary, as applicable. Each Company Material Contract is valid and binding on the Company and each Company Subsidiary which is a party thereto and, to the knowledge of the Company, any other party thereto.

Section 3.14 Title to Properties and Encumbrances.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a list of all real property owned in fee by the Company or any Company Subsidiary. One or more of the Company and the Company Subsidiaries has good and valid title to all such real property, free and clear of all Liens, except Permitted Liens.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a list of all material real property leased or occupied by the Company or any Company Subsidiary, or which the Company or any Company Subsidiary has a right to occupy and involving an annual payment in excess of $25,000.00 (the “Real Property Leases”). The Company has a valid leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), free and clear of all Liens and defects of title of any nature whatsoever except (i) Permitted Liens, and (ii) Liens and other encumbrances on the fee title, the payment or performance of which are not the responsibility of the Company or Company Subsidiary as tenant under the applicable Real Property Lease. The Company has made available true, correct and complete copies of each of the Real Property Leases. The Company and each of the Company Subsidiaries is in compliance with all material terms of the Real Property Leases, except for non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Real Property Lease, except for any such breach or default that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Real Property Lease is in breach of or default under the material terms of any Real Property Lease. Each Real Property Lease is a valid and binding obligation of the Company or the Company Subsidiary which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect.

Section 3.15 Intellectual Property. Except as set forth on Section 3.15 of the Company Disclosure Schedules and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, subject to any existing licenses or other grants of rights to third parties, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims by any Person alleging infringement of any material Intellectual Property Rights of any Person by the Company or any Company Subsidiaries for its use of the Company Intellectual Property, (b) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not infringe any Intellectual Property Rights of any Person, (c) as of the date of this Agreement, neither the Company nor any Company Subsidiary has made any claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property and (d) to the knowledge of the Company, no Person is infringing any Company Intellectual Property.

Section 3.16 Compliance with Laws; Permits.

(a) The Company and the Company Subsidiaries are in possession of all authorizations, licenses, permits, consents, certificates, approvals, clearances and orders issued or granted by a Governmental Entity necessary for them to own, lease and operate their properties and to carry on their businesses as they are now being conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is in violation of any applicable federal, state, provincial, municipal, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity or Company Permits applicable to the Company or any Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound, except for any such violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.17 Information in the Proxy Statement. The Proxy Statement, if any, at the date mailed to the Company’s shareholders or any amendment or supplement thereto and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.18 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws and will not when filed with the SEC or distributed or disseminated to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Purchaser expressly for inclusion therein.

Section 3.19 Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Piper Jaffray & Co. (the “Company Financial Advisor”), to the effect that, as of the date of such opinion, the Offer Price to be received in the Offer and the Merger, by the holders of the Shares is fair, from a financial point of view, to such holders. As of the date of this Agreement, no such opinion has been withdrawn, revoked or modified.

Section 3.20 Insurance. Except as set forth on Section 3.20 to the Company Disclosure Schedules, the Company and the Company Subsidiaries maintain insurance coverage with insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance and the size and business of the Company). The Company has determined in good faith that such insurance policies provide adequate coverage for its business and in amounts sufficient to comply with (i) applicable law, and (ii) all Company Material Contracts to which the Company or any Company Subsidiaries are parties or are otherwise bound. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. The Company is not in material breach or default and has not taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any such insurance policy.

Section 3.21 Environmental Laws and Regulations. Except as set forth in Section 3.21 of the Company Disclosure Schedules and as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries has not (and to the knowledge of the Company, no other person has generated, used, treated or stored or disposed of any Hazardous Materials at or on the Company Property or transported any Hazardous Materials to or from any Company Property, (ii) none of the properties subject to a Real Property Lease or operated by the Company or any of the Company Subsidiaries contains any Hazardous Substance in amounts which would reasonably be expected to give rise to liability under Environmental Laws, (iii) the Company and Company Subsidiaries have complied with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, (iv) there are no past, pending or, to the Company’s knowledge, threatened Environmental Claims against the Company, any Company Subsidiaries or any Company Property, and (v) neither the Company nor any of the Subsidiaries has received any written notice, demand letter or written request for information from any Governmental Entity indicating that the Company or any of the Company Subsidiaries or any person whose liability the Company or any of the Company Subsidiaries has retained or assumed, either contractually or by operation of law, may be in violation of, or liable under, any Environmental Law.

Section 3.22 Brokers. No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or the other Transactions based upon arrangements made by or on behalf of Company. The maximum fee (excluding expenses) payable to the Company Financial Advisor in connection with the consummation of the transactions contemplated by this Agreement is $1,000,000, and, assuming the consummation of the transactions contemplated by this Agreement, no other fees (excluding expenses) are owed to the Company’s Financial Advisor.

Section 3.23 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.7, no further action is required by the Company Board of Directors (or any committee thereof) or the shareholders of the Company to render inapplicable to this Agreement, the Offer, the Merger and the other Transactions the restrictions on (i) a “control share acquisition” (as defined in Section 302A.011 of the MBCA) set forth in Section 302A.671 of the MBCA, and (ii) “business combinations” with an “interested shareholder” (each as defined in Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA, and, accordingly, none of the foregoing sections or any other antitakeover or similar provision of Minnesota law applies to any such transactions, other than Chapter 80B of the Minnesota Statutes.

Section 3.24 Affiliate Transactions. There are no transactions, agreements or arrangements between (i) the Company or Company Subsidiaries on the one hand, and (ii) any director, executive officer or affiliate of the Company (other than any of the Company Subsidiaries) or any of their respective affiliates or immediate family members, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed prior to the date hereof (such transactions referred to herein as “Affiliate Transactions”).

Section 3.25 Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote thereon at the Shareholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

Section 4.1 Organization. The Parent is a corporation duly incorporated and the Purchaser is a limited liability company duly formed and both are validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. Each of Parent and Purchaser is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has all necessary corporate and company power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action on the part of Parent and Purchaser, including approval and adoption of this Agreement by Parent in its capacity as sole shareholder of Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Transactions, and the compliance by Parent and Purchaser with the provisions of this Agreement will not (a) violate or conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (b) require any notice, report or other filing by Parent or Purchaser with, or the permit, authorization, registration, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the MBCA or Chapter 80B of the Minnesota Statutes in connection with the Transactions, and (iii) the filing with the SEC of the Schedule TO), or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, any of their Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c) where (A) any failure to obtain such permits, authorizations, registrations, consents or approvals, (B) any failure to make such notices, reports or filings, or (C) any such violations would not, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser to perform its obligations under this Agreement, or prevent or materially delay the consummation of the Transactions.

Section 4.4 Litigation. As of the date of this Agreement, there is no Legal Proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, decree, arbitration, ruling or judgment of a Governmental Entity in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser to perform its obligations under this Agreement, or prevent or materially delay the consummation of any of the Transactions.

Section 4.5 Information in the Proxy Statement. None of the information supplied or to be supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to the Company’s shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Information in the Offer Documents and Registration Statement.

(a) The Offer Documents will not when filed with the SEC or at the time of distribution or dissemination thereof to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable provisions of the Exchange Act and the rules and regulations thereunder.

(b) The registration statement filed under Chapter 80B of the Minnesota Statutes (and any amendment thereof or supplement thereto) will not when filed with the Commissioner of Commerce of the State of Minnesota or at the time of distribution or dissemination thereof to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in such registration statement. The registration statement filed under Chapter 80B of the Minnesota Statutes will comply as to form in all material respects with applicable provisions of Minnesota law and the rules and regulations thereunder.

Section 4.7 Ownership of Company Capital Stock. Neither Parent nor Purchaser beneficially owns, or at any time during the last three years has beneficially owned, any share of the Common Stock or any option, warrant or other right to acquire any shares of the Common Stock.

Section 4.8 Sufficient Funds. Parent and Purchaser have cash, cash equivalents and currently available sources of credit, and at all times during the pendency of the Offer and prior to the Effective Time will have cash, cash equivalents and available sources of credit, sufficient to consummate the Transactions and to perform their respective obligations under this Agreement.

Section 4.9 Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions. As of the date of this Agreement and at all times prior to and as of the Effective Time, all of the outstanding capital of Purchaser is and will be owned directly by Parent. As of the date of this Agreement and the Effective Time, Purchaser has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any Person that, individually or in the aggregate, would impair the ability of Purchaser to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Merger. Except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by this Agreement or as approved in writing by Parent (which approval shall not be unreasonably withheld or delayed), from the date of this Agreement until the earlier of (x) the valid termination of this Agreement pursuant to Section 8.1 and (y) the Effective Time, the Company and the Company Subsidiaries shall conduct their respective businesses in all material respects in the ordinary course of business consistent with past practice and to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and other key employees and to preserve its relationships with material suppliers, licensors, licensees, distributors, lessors and others having significant business dealing with it. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as required or otherwise contemplated by this Agreement or as approved in writing by Parent (which approval shall not be unreasonably withheld or delayed), from the date of this Agreement until the earlier of (x) the valid termination of this Agreement pursuant to Section 8.1 and (y) the Effective Time, the Company shall not, and shall not permit any of the Company Subsidiaries to:

(a) amend the Company Governing Documents or comparable governing documents of the Company Subsidiaries or amend the terms of any outstanding security of the Company or any of the Company Subsidiaries;

(b) split, combine, subdivide or reclassify any shares of capital stock of the Company;

(c) declare, set aside, make or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock;

(d) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests, except the acceptance of Shares in payment of the exercise price or withholding taxes incurred in connection with the exercise of Company Options or vesting of Restricted Stock outstanding on the date of this Agreement in accordance with past practice and the terms of the applicable Company Stock Plans and related award agreement;

(e) issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant, any Company Options, Restricted Stock, Stock Appreciation Units or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than the issuance of Shares reserved for issuance on the date of this Agreement pursuant to the exercise of the Company Options outstanding on the date of this Agreement and any issuance of Shares upon the exercise of the Top-Up Option;

(f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any Equity Interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or any business or division thereof);

(g) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its assets (including the capital stock of any Company Subsidiary), other than (i) in the ordinary course of business consistent with past practice, and (ii) dispositions of equipment and property no longer used in the operation of the business, provided, however, the Company must obtain the consent of the Parent and Purchaser for any transfer, sublease, license, sale, pledge, disposal or encumbrance of any Real Property Lease, or any other action (or failure to act) which could reasonably be expected to result in a default under any Real Property Lease;

(h) (i) incur or assume any indebtedness for borrowed money or issue any debt securities, except indebtedness for borrowed money incurred in the ordinary course of business, including indebtedness under credit facilities existing as of the date of this Agreement, whether or not less than, equal to or greater than the indebtedness of the Company outstanding as of the date of this Agreement; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness of any other Person; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than any direct or indirect wholly owned Company Subsidiary;

(i) (A) enter into, establish, commence participation in, amend or modify (except as required by law), terminate or commit to the adoption of any stock-based compensation, compensation, severance, pension, retirement or other employee benefit plan, program or agreement or employment or severance agreement, (B) except as required under existing agreements, grant any increases in compensation or benefits of any current or former officers, directors, employees or independent contractors, (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other under any Benefit Plans, or (D) (x) hire any corporate employees or (y) terminate the employment of any corporate employee, or (v) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan;

(j) enter into any agreement or arrangement that limits or otherwise restricts the Company or any Company Subsidiary, or, after the Effective Time, Parent or its affiliates or any successor thereof from engaging or competing in any line of business or in any location;

(k) change any of its accounting methods in a manner that materially affects its assets, liabilities or business, except for such changes required by GAAP or SEC Regulation S-X;

(l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(m) abandon, fail to maintain and renew or otherwise let lapse, any material Intellectual Property Rights or Company Permits;

(n) make any capital expenditure, other than (A) consistent with past practice or in the ordinary course of business, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident, or (iii) otherwise in an aggregate amount for all such capital expenditure made not to exceed $100,000.00;

(o) settle any claim or litigation, including any employment-related claim or litigation, in each case made or pending against the Company or any Company Subsidiaries, other than (A) the settlement of claims or litigation in the ordinary course of business in an amount not to exceed, for any such settlement individually, $100,000.00 to be paid by the Company; and (B) the settlement of claims or litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company;

(p) make or change an election in respect of Taxes, amend a Tax Return, adopt or change an accounting method in respect of Taxes (including the accounting period), settle or otherwise compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case, to the extent such action could reasonably be expected to materially affect the Company or any Company Subsidiary in a taxable period ending after the Closing Date; or

(q) enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Purchaser will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable law.

Section 5.2 Conduct of Business by Parent and Purchaser Pending the Merger. From the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, Parent and Purchaser agree that they shall not, directly or indirectly, without prior written consent of the Company, take or cause to be taken any action that (a) could be expected to materially delay or impair the consummation of the Transactions, or propose, announce an intention to enter into or enter into any agreement or otherwise make a commitment to take any such action, or (b) would cause any of the representations or warranties of Parent and Purchaser contained in this Agreement to become inaccurate in any material respect or any of the covenants of Parent and Purchaser to be breached in any material respect.

Section 5.3 No Solicitation; Unsolicited Proposals.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement pursuant to Section 8.1, neither the Company nor any Company Subsidiary shall, nor shall the Company or any Company Subsidiary authorize or permit any of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, brokers, accountants or other agents or advisors (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including, but not limited to, by way of furnishing non-public information) any inquiries relating to, or the making or submission of, or any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, continue, participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any of the Company Subsidiaries to, or afford access to the properties, assets, books or records or employees of the Company or any of the Company Subsidiaries to, any Person or “group” (as defined under Section 13(d) of the Exchange Act), other than Parent and its affiliates and their respective Representatives (any such Person or group and its Representatives (excluding the Company’s and Parent’s Representatives in their capacity as such), a “Third Party”) relating to an Acquisition Proposal, (iii) accept, approve, endorse or recommend an Acquisition Proposal, or (iv) enter into any agreement, arrangement, contract or commitment (including any agreement in principle or letter of intent or understanding) with respect to or contemplating an Acquisition Proposal or enter into any agreement, arrangement, contract or commitment requiring the Company to abandon, terminate or fail to consummate the Transactions. The Company and Company Subsidiaries shall, and shall cause the Company’s Representatives to, immediately cease and terminate any existing solicitation, encouragement, activity, discussion or negotiation with any Third Party heretofore conducted by the Company, the Company Subsidiaries or its Representatives with respect to an Acquisition Proposal or Acquisition Transaction.

(b) Notwithstanding the restrictions set forth in Section 5.3(a), if, at any time prior to the Acceptance Time, (i) the Company receives an Acquisition Proposal from a Third Party under circumstances in which the Company and its Representatives have complied with the Company’s obligations under Section 5.3(a) (it being understood and agreed for purposes of this Agreement that, so long as no actions inconsistent with the Company’s obligations under this Section 5.3 are taken by the Company or its Representatives after the execution of this Agreement by the parties hereto, an Acquisition Proposal shall not be considered to have been solicited by the Company or any of its Representatives as a result of any actions taken prior to the execution of this Agreement by the parties hereto) and (ii) the Company Board of Directors determines in good faith (after consultation with the Company’s financial advisor and legal counsel) that such Acquisition Proposal is, or reasonably could lead to, a Superior Proposal, the Company may, subject to providing Parent prior written notice (which notice shall contain a statement to the effect that the Company Board of Directors has made the determination required by this Section 5.3(b) and the Company intends to take one or more of the actions provided in this Section 5.3(b)), participate or engage in any discussions or negotiations with, or disclose or provide any public or non-public information or data relating to the Company or any Company Subsidiaries, or afford access to the properties, assets, books or records or Representatives of the Company and the Company Subsidiaries to, any such Third Party and any potential financing sources of such Third Party; provided that the provision of any non-public information or data to such Third Party is made pursuant to a confidentiality agreement and that a copy of any such non-public information or data is delivered simultaneously to Parent to the extent it has not previously been so furnished to Parent.

(c) In addition to any notice obligations contemplated by Section 5.3(b), the Company shall as promptly as practicable (and in any event within 24 hours) notify Parent of any Acquisition Proposal that the Company receives or of any request for information or inquiry that the Company receives which relates to or could reasonably lead to an Acquisition Proposal, which notification shall include, (i) the material terms and conditions of such Acquisition Proposal, request or inquiry and (ii) the identity of the Person making such Acquisition Proposal, request or inquiry. The Company shall keep Parent informed on a reasonably current basis (but in any event within 24 hours) of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

(d) Nothing contained in this Agreement shall prohibit the Company from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its shareholders a position required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, (ii) otherwise disclosing any information to its shareholders that the Company Board of Directors determines in good faith (after consultation with the Company’s legal counsel) that it may be required to disclose in order to act in a manner not inconsistent with its fiduciary duties under applicable law or not to violate any other provisions of applicable law, or (iii) taking any action that a court of competent jurisdiction orders the Company to take. It is understood and agreed that a stop-look-and-listen communication is not itself a Company Change in Recommendation under this Agreement.

Section 5.4 Board Recommendation.

(a) Subject to the provisions of Section 5.4(c), the Company Board of Directors shall (i) recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable law, approve and adopt this Agreement in accordance with the provisions of the MBCA (the “Company Recommendation”), and (ii) include the Company Recommendation in the Schedule 14D-9 and permit Parent to include the Company Recommendation in the Offer Documents.

(b) Subject to the provisions of Section 5.4(c), neither the Company Board of Directors nor any committee thereof shall withdraw, modify or amend in any manner adverse to Parent or Purchaser (including by virtue of disclosure in the Schedule 14D-9 or any amendment thereto) the Company Recommendation, the approval by the Company Board of Directors of this Agreement and the Transactions, including the Offer and the Merger, or the approval by the Compensation Committee of the Company Compensation Arrangements as Employment Compensation Arrangements for purposes of satisfying the requirements of the non-exclusive safe-harbor in accordance to Rule 14d-10(d)(2) promulgated under the Exchange Act (a “Company Change in Recommendation”).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board of Directors may effect a Company Change in Recommendation at any time prior to the Effective Time, if either:

(i) (A) the Company Board of Directors has received an Acquisition Proposal (that has not been withdrawn) that constitutes a Superior Proposal and such Superior Proposal shall not have arisen in connection with a material breach by the Company or any Company Subsidiary or any of their respective Representatives of the terms of Section 5.3(a), (B) the Company shall have provided to Parent a written notice (a “Notice of Recommendation Change”) of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Company Change in Recommendation), specifying the material terms and conditions of such Superior Proposal, including identifying the Person making such Superior Proposal, and (C) during the five-day period following Parent’s receipt of a Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding possible revisions to the terms of this Agreement so that the Superior Proposal is no longer the Superior Proposal. Following the end of such five-day period, if the Company Board of Directors shall have determined in good faith, after consultation with the Company’s independent financial advisor and legal counsel, taking into account any changes to the terms of this Agreement proposed by the Parent to the Company, that the Superior Proposal continues to constitute the Superior Proposal, the Company shall be entitled to effect a Company Change in Recommendation; or

(ii) other than in connection with a Superior Proposal (it being understood and agreed that the Company Board of Directors shall not effect a Company Change in Recommendation in connection with a Superior Proposal other than pursuant to clause (i) of this Section 5.4(c)), (A) the Company Board of Directors determines in good faith (after consultation with the Company’s legal counsel) that the failure to effect a Company Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable law, (B) the Company shall have provided to Parent a Notice of Recommendation Change of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself a Company Change in Recommendation), specifying in sufficient detail the circumstances for such proposed Company Change in Recommendation, and (C) during the five-day period following Parent’s receipt of a Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding possible revisions to the terms of this Agreement and following the end of such five-day period, if the Company Board of Directors shall have determined in good faith, after consultation with the Company’s independent financial advisor and legal counsel, taking into account any changes to the terms of this Agreement proposed by the Parent to the Company, that the failure to effect a Company Change in Recommendation would still be inconsistent with the directors’ fiduciary duties under applicable law, the Company shall be entitled to effect a Company Change in Recommendation.

(d) Notwithstanding anything to the contrary set forth in this Section 5.4, the Company shall not be entitled to enter into any agreement (other than a confidentiality agreement as contemplated by Section 5.3(b)) with respect to a Superior Proposal unless this Agreement has been or concurrently is being terminated pursuant to Section 8.1 and the Company shall pay to Parent the payment contemplated by Section 8.2(b).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any fact or event whose occurrence or non-occurrence, as the case may be, reasonably would be likely to cause any Offer Condition to fail to be satisfied at any time from the date of this Agreement to the Acceptance Time (except to the extent any Offer Condition refers to a specific date) and (b) any material failure of the Company, Purchaser or Parent, as the case may be, or any Representative thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party hereto receiving such notice or the representations or warranties of the parties hereto, or the conditions to the obligations of the parties hereto. Each of the Company, Parent and Purchaser shall give prompt notice to the other parties hereto of any notice or other communications from any third party alleging that the consent of such third party is or may be required in connection with the Transactions.

Section 6.2 Access.

(a) Subject to applicable law and except as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Company Subsidiaries to) (i) upon one business day’s prior notice, give Parent and Purchaser reasonable access during normal business hours to its Company Agreements, contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and its accountants and accountants’ work papers and (ii) furnish Parent and Purchaser on a timely basis with such financial and operating data and other information with respect to its business, properties and Company Agreements as Parent and Purchaser may from time to time reasonably request and use commercially reasonable efforts to make available at all reasonable times during normal business hours to Representatives of Parent and Purchaser the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Parent or Purchaser may reasonably request. In addition, the Company shall furnish promptly to Parent (x) a copy of each material report, schedule, statement and other document submitted or filed by it with any Governmental Entity and (y) the internal or external reports prepared by it in the ordinary course of business that are reasonably required by Parent promptly after such reports are made available to the Company’s personnel.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be required to provide access, or to disclose information, pursuant to Section 6.2(a) where such access or disclosure would, in the Company’s reasonable judgment, (i) result in the disclosure of any Trade Secrets of third parties or violate any of the Company’s obligations with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Company Agreement; provided, that the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such access or disclosure without requiring the Company to pay any amount or waive any rights to obtain such consent, (ii) jeopardize the attorney-client or other privileges of the Company, or (iii) breach, contravene or violate any applicable law.

Section 6.3 Consents and Approvals.

(a) Each of the Company, Parent and Purchaser shall (and shall cause their respective Subsidiaries to) (i) (A) use its reasonable best efforts to make or cause to be made the applications or filings required to be made by Parent, Purchaser or the Company or any of their respective Subsidiaries under or with respect to any applicable laws (including Chapter 80B of the Minnesota Statutes) in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (B) subject to Section 9.3, pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within 10 business days after the date hereof or sooner if required by law or regulations, (ii) use its reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things reasonably necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the Transactions as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, waiting period terminations, authorizations or orders required to be obtained or made by Parent, Purchaser or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (C) obtain all consents, approvals or waivers from, or take other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the Transactions, and (iii) subject to applicable law related to exchange of information, use its reasonable best efforts to coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party hereto in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any Governmental Entity, in each case in connection with the Offer, the Merger and the other Transactions. Subject to applicable law relating to exchange of information, each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party hereto all information necessary for any such application or other filing to be made in connection with the Transactions; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address attorney-client or other privileges or confidentiality concerns. Any party hereto may, as it deems advisable or necessary, reasonably designate any competitively sensitive material provided to any other party hereto under this Agreement as “for outside counsel only” or “for special access only.” Such materials and information contained therein shall be given only to the outside legal counsel of the recipient or other Persons agreed to in writing by the disclosing party and will be subject to such additional confidentiality restrictions as the party disclosing such information shall reasonably require.

(b) Subject to applicable law and as required by any Governmental Entity, each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any application or filing set forth in Section 6.3(a). If a party hereto intends to participate in any meeting or conference call with any Governmental Entity in respect of any such filings, investigation or other inquiry, then to the extent practicable such party shall give the other party hereto reasonable prior notice of such meeting or conference call and invite Representatives of the other party to participate in the meeting or conference call with the Governmental Entity unless prohibited by such Governmental Entity. The parties hereto shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(c) From the date of this Agreement until the consummation of the Offer, each of Parent, Purchaser and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent, Purchaser or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging the Transactions or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise to limit in any material respect the right of Parent, Purchaser or any affiliate of Parent or Purchaser to own or operate all or any portion of the businesses or assets of the Company. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation. Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to Parent the provision of which the Company in good faith determines may adversely affect the Company’s or any other Person’s attorney-client or other privilege.

(d) If any administrative or judicial action or proceeding is instituted or threatened to be instituted by a Governmental Entity challenging the Transactions as violative of law, each of the Company, Parent and Purchaser shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company, Parent and Purchaser otherwise may agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

(e) Notwithstanding anything set forth in this Agreement, neither Parent nor Purchaser, or any of their affiliates, shall have the right under this Agreement or otherwise, directly or indirectly, to control or direct the operations of the Company prior to the consummation of the Offer. Prior to the consummation of the Offer, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its own business operations.

(f) Parent shall vote all of the shares of capital stock of Purchaser beneficially owned by it, or sign a written consent in lieu of a meeting of the shareholders of Purchaser, in favor of the approval and adoption of this Agreement in accordance with applicable law.

Section 6.4 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger, this Agreement or any other Transactions without the prior consent of the other party hereto, unless such party determines, after consultation with legal counsel, that it is required by applicable law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger, this Agreement or any other Transaction, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties hereto to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party hereto seeking to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger, this Agreement or any other Transaction shall not be required to provide any such review or comment to the other party hereto in connection with any disclosure contemplated by Section 5.3.

Section 6.5 Directors’ and Officers’ Insurance and Indemnification.

(a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to honor and fulfill in all respects, and the Surviving Corporation shall honor and fulfill in all respects, the indemnification obligations of the Company to the current and former directors and officers (together the “Covered Persons”) and employees of the Company to the fullest extent permissible under applicable provisions of the MBCA (i) under the Company Charter and Company Bylaws as in effect on the date of this Agreement and (ii) under the provisions of the MBCA, arising out of or relating to actions or omissions in their capacity as directors, officers or employees occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) The Surviving Corporation shall advance expenses (including reasonable legal fees) incurred in the defense of any claim, action, suit, proceeding or investigation in respect of any matters subject to indemnification pursuant to Section 6.5(a) pursuant to the procedures set forth in, and to the extent permitted by the applicable provisions of, the MBCA; provided, however, that any Person to whom expenses are advanced undertakes, to the extent required by the applicable provisions of the MBCA, to repay such advanced expenses if it ultimately is determined that such Person is not entitled to indemnification.

(c) For a period of six years after the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation from liability or limitation of liability of Covered Persons and employees for periods prior to and including the Effective Time than are currently set forth in the Company Charter and Company Bylaws, as the case may be.

(d) For a period of at least six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect either (i) the current policy of directors’ and officers’ liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger), or (ii) a run-off (i.e., tail) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger); and such policies or endorsements shall name as insureds thereunder all present directors and officers of the Company or any of the Company Subsidiaries.

(e) In the event Parent or the Surviving Corporation, or any successor or assign of Parent or Surviving Corporation, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity arising out of such consolidation or merger or (ii) transfers all or substantially all of its assets to any other Person, then and in each such case proper provision shall be made so that the continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.5.

(f) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.5, and, from and after the Acceptance Time, this Section 6.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.6 Section 16. The Company Board of Directors shall take all steps necessary or appropriate, prior to or as of the Effective Time, to exempt pursuant to Rule 16b-3(e) promulgated under the Exchange Act, for purposes of Section 16(b) of the Exchange Act, any disposition of Shares or any derivative securities in respect of such Shares in connection with the consummation of the transactions contemplated by this Agreement by applicable individuals.

Section 6.7 Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.8 Employee Benefits Matters.

(a) From the Effective Time through December 31, 2008, Parent shall (i) arrange for each employee of the Company or any Company Subsidiary who becomes a Parent employee (or an employee of any Subsidiary or affiliate of Parent (including by remaining an employee of the Company or any Company Subsidiary)) (collectively, the “Covered Employees”), within a reasonable period of time after the Effective Time, to be eligible for a base salary or wages at a rate no less than such employee was receiving immediately prior to the Effective Time, and (ii) maintain or cause to be maintained employee welfare and tax-qualified retirement plans (excluding severance, retention, equity-based programs, long-term incentive compensation, fringes and vacation policies) for the benefit of the Covered Employees (as a group) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits that are generally made available to similarly situated employees of Parent or its Subsidiaries (other than Company or any Company Subsidiary), as applicable; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Parent or its Subsidiaries; provided, further, that until such time as Parent shall cause Covered Employees to participate in the benefit plans that are made available to similarly situated employees of Parent or its Subsidiaries (other than Company or any Company Subsidiary), a Covered Employee’s continued participation in employee benefit plans of

Company or any Company Subsidiary shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Parent plans may commence at different times with respect to each Parent plan). Nothing in this Section 6.8(a) shall require Parent to offer any particular Covered Employee any particular benefit.

(b) Each Covered Employee shall, to the extent permitted by applicable law, applicable Tax requirements and the terms of any applicable employee benefit plans, and subject to any applicable break in service or similar rule, receive credit for all purposes (other than benefit accrual), including for eligibility to participate, matching contributions and vesting under Parent employee benefit plans for years of service with the Company prior to the Effective Time to the same extent such service was recognized under a comparable Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service. If applicable and permitted by the relevant Benefit Plan, Parent shall use commercially reasonable efforts to (i) cause any and all pre-existing condition limitations (or actively-at-work or similar limitations), eligibility waiting periods and evidence of insurability requirements under any Parent group health plans to be waived with respect to such Covered Employees and their eligible dependents, other than limitations, waiting periods or insurability requirements that with respect to any such Covered Employee that have not been satisfied as of the Effective Time under the corresponding Benefit Plan immediately prior to the Effective Time and (ii) provide them with credit for any co-payments and deductibles made during the plan year that includes the Effective Time for purposes of satisfying any applicable deductible and out-of-pocket requirements under any Parent group health plan in which they are eligible to participate after the Effective Time.

(c) Prior to the Effective Time, if requested by Parent in writing, the Company shall cause any or all Company 401(k) plans and any other tax-qualified plans of the Company to be terminated effective immediately prior to the Effective Time.

(d) Nothing in this Section 6.8 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Effective Time, Company and any Company Subsidiary) to amend or terminate any Benefit Plan or other employee benefit plan nor shall anything in this Section 6.8 be construed to require the Parent or any of its Subsidiaries (including, following the Effective Time, Company and any Company Subsidiary) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

Without limiting the generality of Section 9.9, the provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan or other employee benefit plan for any purpose.

Section 6.9 Rule 14d-10(d). Prior to the Acceptance Time, the Company (acting through the Compensation Committee) shall use reasonable best efforts to take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or any of the Company Subsidiaries with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an Employment Compensation Arrangement and to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) promulgated under the Exchange Act.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to consummate the Merger shall be subject to the satisfaction or waiver in writing (where permissible) at or prior to the Effective Time of each of the following conditions:

(a) This Agreement shall have been approved and adopted by the holders of a majority of the then outstanding Shares, if required by applicable law.

(b) No statute, law, ordinance, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.

(c) Purchaser shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered and not properly withdrawn pursuant to the Offer (including pursuant to any subsequent offering period provided by Purchaser pursuant to this Agreement).

Section 7.2 Failure of Conditions. None of the Company, Parent or Purchaser may rely on the failure of any condition set forth in Section 7.1 to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith and in a manner consistent with the terms of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

(a) This Agreement may be terminated and the Transactions may be abandoned at any time before the Acceptance Time:

(i) by either Parent (by action authorized by the Board of Directors of Parent) or the Company (by action authorized by the Company Board of Directors):

(A) if there has been a breach by the other party of any representation, warranty, covenant or agreement made by such party in this Agreement, which breach (1) in the case of the Company shall result in any condition or requirement set forth in paragraphs (b)(ii) or (b)(iii) of Annex I not being satisfied, and (2) in the case of Parent or Purchaser, shall have had or is reasonably likely to prevent, materially delay or materially impair Parent’s or Purchaser’s ability to consummate the Offer or the Merger, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 8.1(a)(i)(A) prior to 30 days following receipt of notice of any such breach by the breaching party (unless such breach is not capable of being cured or such condition is not capable of being satisfied within 30 days after the receipt of notice thereof) or following such 30-day period if such breach is cured during such 30-day period; or

(B) if Purchaser shall not have accepted for payment and paid for all Shares tendered pursuant to the Offer in accordance with the terms thereof on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(i)(B) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, Purchaser’s failure to accept for payment and pay for all Shares tendered pursuant to the Offer prior to the Outside Date;

(ii) by Parent, if (A) the Company Board of Directors shall have effected a Company Change in Recommendation (whether or not in compliance with Section 5.4), (B) the Company Board of Directors shall have recommended any Acquisition Proposal (whether or not a Superior Proposal), (C) the Company shall have entered into any agreement with a Person (other than a confidentiality agreement as contemplated by Section 5.3(b) and other than an agreement with any of the Company’s Representatives in their capacity as such) with respect to any Acquisition Proposal, or (D) the Company shall have failed to include the Company Recommendation in the Schedule 14D-9 or to permit Parent and Purchaser to include the Company Recommendation in the Offer Documents; or

(iii) by the Company, prior to entering into a definitive agreement with respect to a Superior Proposal, provided that (A) the Company has not materially breached the terms of Section 5.3 or Section 5.4 in connection with such Superior Proposal, (B) subject to the terms of this Agreement, the Company Board of Directors effects a Company Change in Recommendation in response to such Superior Proposal pursuant to and in compliance with Section 5.4(c)(i) and authorizes the Company to enter into a definitive agreement for such Superior Proposal, (C) in connection with such termination, the Company confirms in writing its obligation to pay to Parent the Termination Fee payable pursuant to Section 8.2(b) within two business days of such termination, and (D) promptly following the termination of this Agreement, the Company enters into a definitive agreement to effect such Superior Proposal.

(b) This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after shareholder approval thereof:

(i) by either Parent or the Company, if any final, non-appealable order or injunction of a court of competent jurisdiction in effect permanently restraining, enjoining or otherwise prohibiting the Offer, the Merger or the other Transactions exists; or

(ii) by mutual written consent of Parent and the Company duly authorized by the Company Board of Directors and the Board of Directors of Parent; provided, however, that any such authorization of termination by the Company Board of Directors shall have occurred prior to the Acceptance Time.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation whatsoever on the part of Parent, Purchaser or the Company (or any of their respective Representatives or affiliates), except (i) in respect of the provisions of Section 6.4, this Section 8.2 and Article IX, which provisions shall survive and remain in full force and effect, and (ii) no such termination shall relieve any party hereto from liability for intentional fraud or any willful and intentional material breach of any of its representations, warranties, covenants and agreements set forth in this Agreement.

(b) (i) If Parent terminates this Agreement pursuant to Section 8.1(a)(ii), then the Company shall pay to Parent on the date of such termination, a termination fee of $1,000,000 in cash (the “Termination Fee”).

(ii) If the Company terminates this Agreement pursuant to Section 8.1(a)(iii), then the Company shall pay to Parent the Termination Fee at or before close of business on the business day immediately following the day on which the Company enters into a definitive agreement to effect the Superior Proposal.

(iii) If (A) Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(a)(i)(B) as a result of the failure to satisfy the Minimum Condition, (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced (and not withdrawn prior to the termination of this Agreement), and (C) concurrently with, or within 12 months following such termination, a Third Party Acquisition Event occurs and such Third Party Acquisition Event involves an acquisition by a Person who publicly announced an Acquisition Proposal following the execution and delivery of this Agreement and prior to the termination of this Agreement (and such Acquisition Proposal had not been withdrawn prior to the termination of this Agreement), then the Company shall pay to Parent promptly, but in no event later than the date of consummation of such Third Party Acquisition Event, the Termination Fee.

(c) To the extent payable pursuant to Section 8.2(b), the Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Notwithstanding any other provision of this Agreement, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Except to the extent required by applicable law, the Company shall not withhold any Taxes on any payment under this Section 8.2.

(d) Each of Parent and Purchaser acknowledges and agrees that in the event Parent is entitled to receive the Termination Fee pursuant to this Agreement, the right of Parent to receive such amount shall constitute each of the Parent’s and Purchaser’s sole and exclusive remedy for any termination of this Agreement regardless of the circumstances giving rise to such termination.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) This Agreement may be amended or modified by the parties hereto at any time prior to the Effective Time; provided, however, that after the approval and adoption of this Agreement by the shareholders of the Company, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended or modified except by an instrument in writing executed and delivered on behalf of each of the parties hereto.

(b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth in this Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of any of the parties hereto that by its terms contemplates performance after the Effective Time.

Section 9.3 Expenses. Except as expressly set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees, costs and expenses.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied or faxed (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express or UPS (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Purchaser, to:

Planet Hollywood International, Inc.

7598 West Sand Lake Road

Orlando, FL 32819

Fax: (407) 352 7310

Attention: Thomas Avallone

Bay Harbour Management, L.C.

885 Third Avenue, 34th Floor

New York, NY 10022

Phone: (212) 371 2211

Fax: (212) 371 7497

Attention: Joshua Revitz

with a copy (which shall not constitute notice) to:

Cadwalader Wickersham & Taft, LLP

One World Financial Center

New York, NY 10281

Fax: (212) 504 6666

Attention: L. Kevin O’Mara, Jr., Esq.

(b)	if to the Company, to:

BUCA, Inc.

1300 Nicollet Mall, Suite 5003

Minneapolis, MN 55403

Phone: (612) 225-3400

Fax: (612) 225-3302

Attention: John T. Bettin

with copies (which shall not constitute notice) to:

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Fax: (612) 766-1600

Attention: Douglas P. Long

Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:

“Acquisition Proposal” means any offer, proposal or indication of interest, whether or not in writing, by any Person in respect of an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, statutory share exchange, recapitalization, liquidation or other direct or indirect business combination involving the Company pursuant to which (1) the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity or voting securities of the surviving or resulting entity following such transaction, and (2) any shareholder of the Company would own, directly or indirectly 20% or more of any class of equity or voting securities of the surviving or resulting entity following such transaction (b) the issuance by the Company, directly or indirectly, or the acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act), directly or indirectly, of shares of any class of capital stock or other equity securities of the Company representing more than 20% (by ownership or voting power) of the outstanding capital stock of the Company, (c) any tender or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning capital stock or other equity securities of the Company representing more than 20% (by ownership or voting power) of the outstanding capital stock of the Company, (d) the acquisition or purchase of assets that constitute more than 20% of the assets of the Company and the Company Subsidiaries taken as a whole, other than as a result of the sale of inventory in the ordinary course of business, or (e) any combination of the foregoing; provided, however, that the term “Acquisition Transaction” shall not include (i) the Offer, the Merger or any other Transaction, (ii) any merger, consolidation, business combination, reorganization, recapitalization or other transaction solely between or among the Company and one or more Company Subsidiaries or between or among Company Subsidiaries, or (iii) any transaction between or among the Company and Parent or any affiliates of Parent.

“business days” means any day, other than a Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Minneapolis time.

“Company Compensation Arrangement” means (a) any employment agreement, severance agreement or change of control agreement between the Company or any Company Subsidiary and any of the officers, directors or employees of the Company or any Company Subsidiary and any amendments thereto entered into during the 12 months immediately prior to the date hereof, (b) any Company Options, Restricted Stock or Stock Appreciation Units awarded to, or any acceleration of vesting of any Common Options, Restricted Stock or Stock Appreciation Units held by, an officer, director or employee of the Company or any Company Subsidiary during the 12 months immediately prior to the date hereof, and (c) any other “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14(d)-10(d)(1) promulgated under the Exchange Act.

“Company Material Adverse Effect” means any change, effect, event, occurrence, development, circumstance or condition (each, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination, has had a material adverse effect on the financial condition, business or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that no Effects resulting from, relating to or arising out of the following shall be deemed to be or constitute a Company Material Adverse Effect, and no Effects resulting from, relating to or arising out of any of the following shall be taken into account when determining whether a Company Material Adverse Effect has occurred: (a) conditions (or changes therein) in any industry or industries in which the Company operates to the extent that such conditions do not have a materially disproportionate adverse effect on the Company and the Company Subsidiaries taken as a whole relative to other companies of comparable size to the Company operating in such industry or industries, as the case may be, (b) general market or economic conditions (or changes therein) or conditions (or changes therein) in the capital or financial markets (including changes in interest rates or exchange rates) in the United States or in the global economy to the extent that such conditions do not have a materially disproportionate adverse effect on the Company and the Company Subsidiaries taken as a whole relative to other companies of comparable size to the Company operating in such industry or industries, as the case may be, (c) any change in law, rule or regulation or GAAP or any changes in the interpretation of any of the foregoing, (d) any change in general legal, tax, regulatory, political or business conditions in the United States, (e) any acts of sabotage, terrorism or war or the commencement of armed hostilities, or the escalation of any of the foregoing, (f) weather, natural disasters or other force majeure events, (g) the announcement of the execution of this Agreement or the pendency of the Offer or the Merger or any other Transactions, (h) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement, (i) any actions taken, or failure to take action, to which Parent or Purchaser has expressly consented or requested, (j) changes in the Company’s stock price or the trading volume of the Company’s stock, and (k) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance measures for any period, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance measures.

“Company Property” means any real property, building or facility and improvements, now or heretofore, owned, leased or operated by the Company.

“Company Stock Plans” mean collectively each stock option or other equity incentive plan, program, arrangement or agreement maintained or assumed by the Company.

“Confidentiality Agreement” means the confidentiality letter agreement dated February 19, 2008 between Parent and the Company.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including (a) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.

“Environmental Law” means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date of this Agreement and the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, Hazardous Materials, or the protection of human health.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, polychlorinated biphenyls and radon gas and (b) any chemicals, materials or substances regulated under any applicable Environmental Law or classified as hazardous, toxic, radioactive or dangerous under Environmental Law.

“Intellectual Property” shall mean any or all of the following: (a) inventions (whether patentable or not), invention disclosures, discoveries, industrial designs, plans, specifications, research and development work in progress, development projects, improvements, Trade Secrets, proprietary information, know how, technology, processes, procedures, methods, apparatus, technical data, manuals and customer lists, and all documentation relating to any of the foregoing; (b) business, technical and know-how information, non-public information, and confidential information, including databases and data collections; (c) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (d) URLs and domain names; (e) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore; and (f) any similar or equivalent property of any of the foregoing (as applicable).

“Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (b) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (c) industrial designs and any registrations and applications therefor; (d) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (e) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); (f) URLs and domain names; and (g) any similar or equivalent rights to any of the foregoing (as applicable).

“knowledge” means, in the case of Parent or Purchaser, the actual knowledge of any executive officer or director of Parent or Purchaser, as the case may be, and, in the case of the Company, the actual knowledge of any executive officer or director of the Company.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Permitted Liens” shall mean (a) Liens reflected in the Financial Statements, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such properties by the Company or any of the Company Subsidiaries in the operation of their respective businesses, (c) Liens for Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an appropriate reserve has been provided on the appropriate Financial Statements, (d) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other similar liens securing obligations that are not due and payable, that are due but not delinquent, or that are being contested in good faith and in respect of adequate reserves have been established, and (e) Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Restricted Stock” means each unvested Share subject to restrictions and forfeiture granted pursuant to the Company Stock Plans.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, and (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Superior Proposal” means any bona fide written Acquisition Proposal received by the Company after the date hereof and not in breach of this Agreement that the Company’s Board of Directors determines in good faith to be more favorable to the holders of Shares (in their capacity as such) than the Transactions, including the Offer and the Merger.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) any transferee or secondary liability in respect of any Tax (whether imposed by law or contractual arrangement).

“Tax Return” means any return, report, certificate, form or similar statement or document or other communication required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any laws relating to any Tax (including any amendment thereof).

“Third Party Acquisition Event” means the consummation of an Acquisition Transaction or series of related Acquisition Transactions; provided, that the consummation of such Acquisition Transaction or Acquisition Transactions results in the acquisition by any Third Party of (a) a majority of the outstanding Shares or (b) a majority of the assets (including the capital stock or assets of any Company Subsidiary) of the Company and the Company Subsidiaries taken as a whole.

Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Acceptance Time”	Section 1.3(a)
“Appraisal Rights”	Section 2.3(a)
“Articles of Merger”	Section 1.6
“Benefit Plan Participants”	Section 6.8(a)
“Benefit Plans”	Section 3.11(a)
“Certificates”	Section 2.2(b)
“Closing”	Section 1.7
“Closing Date”	Section 1.7
“Code”	Section 2.2(e)
“Common Stock”	Recitals
“Company”	Preamble
“Company Agreements”	Section 3.6(c)
“Company Board of Directors”	Recitals
“Company Bylaws”	Section 1.3(b)
“Company Change in Recommendation”	Section 5.4(b)
“Company Charter”	Section 1.3(b)
“Company Disclosure Schedule”	Article III
“Company Financial Advisor”	Section 3.19
“Company Governing Documents”	Section 1.3(b)
“Company Intellectual Property”	Section 3.15
“Company Material Contract”	Section 3.13(a)
“Company Option”	Section 2.4(a)
“Company Permits”	Section 3.16(a)
“Company Recommendation”	Section 5.4(a)
“Company SEC Documents”	Section 3.7(a)
“Company Subsidiaries”	Section 3.1(b)
“Compensation Committee”	Section 3.11(j)
“Continuing Directors”	Section 1.3(b)
“Copyrights”	Section 9.5
“Covered Persons”	Section 6.5(a)
“Dissenting Shares”	Section 2.3(a)
“Effect”	Section 9.5
“Effective Time”	Section 1.6
“Employment Compensation Arrangement”	Section 3.11(j)
“Equity Interests”	Section 3.2(d)
“Exchange Act”	Section 1.1(a)
“Expiration Date”	Section 1.1(d)
“Financial Statements”	Section 3.7(a)

“GAAP”	Section 3.7a)
“Governmental Entity”	Section 3.6(b)
“Indebtedness”	Section 3.3
“Initial Expiration Date”	Section 1.1(d)
“Legal Proceeding”	Section 3.10
“MBCA”	Recitals
“Merger”	Recitals
“Merger Consideration”	Section 2.1(c)
“Minimum Condition”	Annex I
“NASDAQ”	Section 1.3(a)
“Notice of Recommendation Change”	Section 5.4(c)
“Offer”	Recitals
“Offer Conditions”	Section 1.1(b)
“Offer Documents”	Section 1.1(h)
“Offer Price”	Recitals
“Offer to Purchase”	Section 1.1(c)
“Outside Date”	Section 1.1(e)
“Parent”	Preamble
“Patents”	Section 9.5
“Paying Agent”	Section 2.2(a)
“Payment Fund”	Section 2.2(a)
“Proxy Statement”	Section 1.10(a)
“Purchaser”	Preamble
“Purchaser Membership Interests”	Section 2.1
“Regulation M-A”	Section 1.1(h)
“Representatives”	Section 5.3(a)
“SAR Cash Payment”	Section 2.4(b)
“Sarbanes-Oxley Act”	Section 3.7(a)
“Schedule 14D-9”	Section 1.2(a)
“Schedule TO”	Section 1.1(h)
“SEC”	Section 1.1(e)
“Securities Act”	Section 3.7(a)
“Shares”	Recitals
“Short-Form Threshold”	Section 1.11
“Special Meeting”	Section 1.10(b)
“Stock Appreciation Unit”	Section 2.4(b)
“Surviving Corporation”	Section 1.5
“Termination Fee”	Section 8.2(b)
“Third Party”	Section 5.3(a)
“Trademarks”	Section 9.5
“Trade Secrets”	Section 9.5
“Transactions”	Recitals
“Undesignated Stock”	Section 3.2(a)
“Voting Debt”	Section 3.2(d)

Section 9.7 Interpretation. When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or an Article of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. Unless otherwise indicated, all references in this

Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable law, regulation, holding or rule of construction providing that ambiguities in an agreement, document or provision will be construed against the party drafting such agreement, document or provision.

Section 9.8 Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties hereto and delivered to the other parties.

Section 9.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto or any of them with respect to the subject matter hereof, and (b) except as provided in Section 6.5, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or the Merger is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

Section 9.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the appropriate Federal court of the United States of America, sitting in Minnesota, or, if such Federal court does not have proper jurisdiction, the state courts of the State of Minnesota and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Federal court or, if such Federal court does not have proper jurisdiction, in such Minnesota courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Federal court or Minnesota court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Federal court or Minnesota court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each party hereto agrees not to commence any legal proceedings relating to or arising out of this Agreement or the Transactions in any jurisdiction or courts other than as provided in this Agreement.

Section 9.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER OR THE MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except that Purchaser may assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to (a) Parent, (b) Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent or (c) one or more direct or indirect wholly-owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.14 Enforcement; Specific Performance; Remedies. Subject to Sections 8.2(b) and (d), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, subject to Sections 8.2(b) and (d), the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

Section 9.15 Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by Purchaser of, and the compliance by Purchaser with, all of the covenants, agreements, obligations and undertakings of Purchaser under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such performance and discharge by Purchaser hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PARENT:

PLANET HOLLYWOOD INTERNATIONAL, INC.

By	/s/ MARTHA H. MCINTOSH
Name:	Martha H. McIntosh
Title:	V.P., General Counsel & Secretary

PURCHASER:

BUCA FINANCING, LLC

By	/s/ MARTHA H. MCINTOSH
Name:	Martha H. McIntosh
Title:	V.P., General Counsel & Secretary

COMPANY:

BUCA, INC.

By	/s/ JOHN T. BETTIN
Name:	John T. Bettin
Title:	Chief Executive Officer and President

Signature Page—Agreement and Plan of Merger

ANNEX I

Conditions of the Offer

(a) Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC, shall not be obligated to pay for, any validly tendered Shares, unless as of any scheduled Expiration Date, the number of Shares validly tendered pursuant to the Offer (and not withdrawn prior to any then scheduled Expiration Date), together with the Shares then beneficially owned by Parent or Purchaser (if any), represents at least a majority of:

(i) all Shares then outstanding, plus

(ii) all Shares issuable upon the exercise, conversion or exchange of any Company Options or other rights to acquire Shares then outstanding that are vested and exercisable, convertible and exchangeable as of any then scheduled Expiration Date or that would be vested and exercisable, convertible or exchangeable (including after giving effect to the acceleration of any vesting or exercisability, convertibility or exchangeability that may occur as a result of the Offer) at any time following the then scheduled Expiration Date assuming that the holder of such Company Options or other rights satisfies the vesting or exercisability, convertibility or exchangeability conditions applicable thereto during such time period (collectively, the “Minimum Condition”).

(b) Furthermore, Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC, shall not be obligated to pay for, any validly tendered Shares, if any of the following events has occurred and be continuing at the scheduled Expiration Date:

(i) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable pursuant to an authoritative interpretation by or on behalf of a Governmental Entity to the Offer, the Merger or any of the other Transactions, or any temporary restraining order, injunction or other judgment, order or decree shall have been issued and be in effect, by any United States Federal or state court that prohibits, restrains, enjoins or makes illegal the consummation of the Offer or the Merger or any other transaction contemplated by the Agreement;

(ii) any of the representations and warranties of the Company contained in the Agreement that (1) are not made as of a specific date are not true and correct as of the date of the Agreement and as of the Acceptance Time, as though made on and as of the Acceptance Time, and (2) are made as of a specific date are not true and correct as of such date, in each case, except in either case where failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company shall have delivered to Parent and Purchaser a certificate, dated as of the Expiration Date and signed by its chief executive officer on behalf of the Company certifying to the effect that the conditions set forth in this Section (b)(ii) have been satisfied;

(iii) the Company shall have breached or failed to perform or to comply with, in any material respect, any obligation, agreement or covenant to be performed or complied with by it under the Agreement prior to the expiration of the Offer (or, in the case of Section 6.1, shall have intentionally breached or failed in any material respect to perform or comply with such Section 6.1) and such breach or failure, if curable, shall not have been cured prior to the expiration of the Offer. The Company shall have delivered to Parent and Purchaser a certificate, dated as of the Expiration Date and signed by its chief executive officer on behalf of the Company certifying to the effect that the conditions set forth in this Section (b)(iii) have been satisfied; or

(iv) a Company Change in Recommendations shall have occurred and not been withdrawn; or the Company shall have approved, endorsed or recommended to the Company’s shareholders an Acquisition Proposal other than the Merger or shall have publicly proposed to effect any of the forgoing; or

(v) the Agreement shall have been terminated in accordance with its terms.

The Offer Conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances given rise to such Offer Condition, in whole or in part at any applicable time from time to time prior to the expiration of the Offer, except that the Offer Conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Shares and all Offer Conditions (except for the Minimum Condition) may be waived by Parent or Purchaser in whole or in part at any applicable time from time to time, in each case subject to the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of it rights in relation to the Offer Conditions shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

(c) The capitalized terms used in this Annex I and not defined herein shall have the respective meanings ascribed to them in the Agreement.

2